EX-99.q.3

CERTIFICATE OF SECRETARY

The undersigned Secretary for Aberdeen Funds (the “Trust”) hereby certifies that the Board of Trustees of the Trust duly adopted the following resolution on September 16, 2020 related to the filing of one or more post-effective amendments to the registration statement of the Trust in connection with changes to the names and principal investment strategies of the Aberdeen Focused U.S. Equity Fund (to be renamed the Aberdeen U.S. Sustainable Leaders Smaller Companies Fund), Aberdeen International Equity Fund (to be renamed the Aberdeen Emerging Markets Sustainable Leaders Fund) and Aberdeen U.S. Multi-Cap Equity Fund (to be renamed the Aberdeen U.S. Sustainable Leaders Fund):

RESOLVED, that the Trustees hereby approve and authorize the use of the Power of Attorney executed by the Trustees effective February 28, 2020 and the Power of Attorney executed by certain Officers of the Funds effective December 11, 2019, each such Power of Attorney appointing Alan Goodson, Megan Kennedy, Jennifer Nichols and Lucia Sitar as attorneys-in-fact for the purpose of signing and filing on behalf of the Trust its registration statement and any amendments thereto under the Securities Act of 1933 and the 1940 Act with the SEC, and the attorneys-in-fact listed in such Powers of Attorney are hereby authorized to act in accordance with such Powers of Attorney for the purposes described in the Powers of Attorney.

Dated: September 16, 2020	/s/ Megan Kennedy
Megan Kennedy Secretary